UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WESTERN COPPER AND GOLD CORPORATION
(Exact name of registrant as specified in its charter)

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British Columbia, Canada	not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2050, 1111 West Georgia Street
Vancouver, B.C. V6E 4M3
Canada
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common shares, no par value	NYSE Amex

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box [ ]

Securities Act registration statement file number to which this form relates: not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

     Pursuant to an amended and restated Arrangement Agreement dated August 30, 2011 (the “Arrangement Agreement”), by and among, inter alia, Western Copper Corporation (“Western Copper”, the former name of the Registrant), NorthIsle Copper and Gold Inc., a British Columbia corporation (“NorthIsle”), and Copper North Mining Corp., a British Columbia corporation (“Copper North”), and subject to approval of the Western Copper shareholders at a meeting held on October 3, 2011 (the “Meeting”), Western Copper proposed transactions, including exchanges of securities, to result in (i) a reorganization of certain of its assets held directly or indirectly among its wholly-owned subsidiaries, (ii) a spin-off of certain of its assets to NorthIsle and Copper North, each of which was formed in August 2011 for the purpose of the spin-off, and (iii) a change of its corporate name to “Western Copper and Gold Corporation” (the “Registrant”). Western Copper’s shareholders approved such proposals at the Meeting and the transactions, including the change of corporate name, became effective on October 17, 2011. The foregoing is only a summary of certain matters in the Arrangement Agreement, a complete copy of which was furnished to the SEC under cover of Form 6-K on August 31, 2011. Additional information is contained in the Notice of Meeting and Information Circular for a Special Meeting of the Shareholders of Western Copper Corporation, dated as of August 31, 2011, a copy of which was furnished to the SEC under cover of Form 6-K on September 2, 2011.

Item 1.           Description of Registrant’s Securities to be Registered.

     The securities to be registered hereby are the Registrant’s common shares, without par value, of which an unlimited number is authorized to be issued. Each common share is entitled to one vote.

Item 2.           Exhibits.

     Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the NYSE Amex and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 17, 2011
Western Copper and Gold Corporation

	By:	/s/ Julien Francois
	Name:	Julien Francois
	Title:	Chief Financial Officer